ASCENT ASSURANCE, INC.
110 West Seventh Street
Fort Worth, TX 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held
Thursday, May 8, 2003

        To the Holders of Common Stock of Ascent Assurance, Inc.:

        The Annual Meeting of Stockholders of Ascent Assurance, Inc. (the “Company”) will be held on, Thursday, May 8, 2003 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, for the following purposes:

(1)	To elect two (2) directors of the Company, each to serve for a term of three (3) years.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only holders of Common Stock of record at the close of business on March 17, 2003 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting.

        PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT EFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

By Order of the Board of Directors,

/s/Patrick J. Mitchell
Patrick J. Mitchell Chairman of the Board and Chief Executive Officer Fort Worth, Texas April 8, 2003

ASCENT ASSURANCE, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Ascent Assurance, Inc., a Delaware corporation (“Ascent” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 8, 2003 at 9:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, or any postponements or adjournments thereof (the “Meeting”). As of April 8, 2003, the mailing address of the Company is 110 West Seventh Street, Suite 300, Fort Worth, Texas 76102 and its telephone number is (817) 878-3300. Effective May 1, 2003, the mailing address of the Company will be 3100 Burnett Plaza, 801 Cherry Street, Unit 33, Fort Worth, Texas 76102.

        At the Meeting, the stockholders of the Company will be asked to elect two (2) directors of the Company, each to serve for a term of three (3) years.

        This Proxy Statement and, the enclosed form of proxy, are expected to be mailed on or about April 8, 2003. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, LaSalle Bank, N.A., for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Company’s Common Stock (the “Common Stock”) registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Meeting and vote in person, but attendance at the Meeting will not, by itself, revoke a proxy.

VOTING, RECORD DATE AND QUORUM

        Proxies will be voted as specified or, if no direction is indicated on the proxy, it will be voted “FOR” the election of the two (2) nominees named under the caption “Election of Directors”.

        The close of business on March 17, 2003 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting. As of March 17, 2003, 6,532,100 shares of Common Stock were outstanding and will be entitled to be voted at the Meeting. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors. The Board recommends the election of the two (2) nominees named under “Election of Directors”.

ELECTION OF DIRECTORS

        The Company’s Certificate of Incorporation and Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company’s Board is currently set by the Board pursuant to the Company’s Bylaws at seven (7). Of this number, two (2) members of the Board have terms expiring at the 2003 Annual Meeting of Stockholders, three (3) members of the Board have terms expiring at the 2004 Annual Meeting of Stockholders, and two (2) members of the Board have terms expiring at the 2005 Annual Meeting of Stockholders.

        If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the two (2) nominees named below. Each of the nominees has consented to serve as a director if elected. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term.

        The Board recommends that the stockholders vote “FOR” the two (2) nominees named below. The following information concerning each of the two (2) nominees as director, and each current director in the classes continuing in office, is provided as of March 17, 2003. The two (2) nominees are employees of Credit Suisse First Boston, LLC, the largest stockholder of the Company (see “Stock Ownership” and “Certain Transactions and Relationships”), and have been nominated by the Board at the request of Credit Suisse First Boston, LLC to replace the two directors whose terms expire at the Meeting. Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company.

Nominees for Three-Year Terms Expiring in 2006

George R. Hornig, age 48, is a Managing Director of Credit Suisse First Boston, LLC and Chief Operating Officer of its Private Equity Group (see “Stock Ownership” and “Certain Transactions and Relationships”). He is also the Chief Financial and Administrative Officer of Credit Suisse First Boston Advisory Partners, LLC. From 1993 through October 1999, Mr. Hornig was an Executive Vice President of Deutsche Bank Americas where he was responsible for the holding company’s administration and operations for the Americas. He also currently serves as a Director for Forrester Research, Inc., Veridian Corporation and U.S. Timberlands Company, L.P.

Alan H. Freudenstein, age 38, is a Managing Director in the Private Equity Group of Credit Suisse First Boston, LLC. He is also a Vice President of Credit Suisse First Boston Management Corporation and Special Situations Holdings, Inc. – Westbridge (see “Stock Ownership” and “Certain Transactions and Relationships”). From 1992 through July 2000, Mr. Freudenstein was a Managing Director at Bankers Trust Company, where he was responsible for incubation and venture investments within the New World Ventures Group.

Directors Continuing in Office Until 2004

Patrick J. Mitchell, age 44, has been a director of Ascent since 1997. Mr. Mitchell has served as Chairman of the Board and Chief Executive Officer since September 1998 and as President and Chief Operating Officer since October 1997. He also served as Chief Financial Officer and Treasurer from October 1997 through February 1999. From May 1996 to September 1997, Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

James K. Steen, age 62, has been a director of Ascent since 1999. Mr. Steen has served as President of Stony Creek Enterprises, Inc. since 1992. Stony Creek Enterprises, Inc. is a private financial advisory firm specializing in insurance company financings and acquisitions.

Paul E. Suckow, age 55, has been a director of Ascent since 1999. Mr. Suckow has been an adjunct professor for Widener University and Villanova University since August 1999. From 1993 to 1999, Mr. Suckow was Executive Vice President and Chief Investment Officer, Fixed Income at Delaware Investment Advisers, Inc. where he managed a $10.5 billion portfolio of fixed income assets. He also currently serves as a director for Pranduim, Inc. and Doane Pet Care Company.

Directors Continuing in Office Until 2005

John H. Gutfreund, age 73, has been a director of Ascent since 1999. Mr. Gutfreund is President of Gutfreund & Company, Inc., a New York based financial consulting firm, which specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Since January 2002, he has also served as Senior Managing Director and Executive Committee member of C. E. Unterberg, Towbin. He also currently serves as a director of AccuWeather, Inc.; Evercel, Inc.; LongChamp Core Plus Fund; Maxicare Health Plans, Inc.; Nutrition 21, Inc.; LCA-Vision, Inc.; The Universal Bond Fund and Montefiore Medical Center.

Michael A. Kramer, age 34, has been a director of Ascent since 1999. Mr. Kramer is a Partner in Greenhill & Co., an investment banking firm. From 1989 through January 2001, Mr. Kramer was a managing director in Houlihan, Lokey, Howard & Zukin’s New York office where he led many of the firm’s largest restructuring and M&A engagements.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

        The Board of Directors met five times during 2002 for regularly scheduled and special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity.

Board Committees

        For 2002, the Compensation Committee of the Board was composed of Mr. Suckow (Chairman), Mr. Gutfreund and Mr. Kramer. The Compensation Committee is responsible for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers. The Compensation Committee met two times during 2002.

        For 2002, the Audit Committee of the Board was composed of Richard H. Hershman (Chairman), Robert A. Peiser and Mr. Steen. The Audit Committee recommends to the Board the firm to be employed as the Company’s independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company’s financial statements. The Audit Committee met three times during 2002.

        The Board does not have an Executive or Nominating Committee.

Directors’ Compensation

        For 2002, each member of the Board received: a $15,000 annual retainer fee, Board meeting fees of $2,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, committee meeting fees of $1,000 per committee member and chairman of committee fees of $1,500 were paid as applicable. Each non-employee director was also granted a stock option to acquire 22,500 shares of Common Stock under the Company’s 1999 Stock Option Plan. Such stock option grants have an exercise price of $0.65, a term of three years and were fully vested on the date of grant.

CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

Executive Officers

        The following is certain information, as of March 17, 2003, concerning each executive officer of the Company who is not also a director. Except as indicated below under “Employment Agreements”, there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was appointed.

Patrick H. O’Neill, age 52, joined the Company in September 1997 as Senior Vice President, General Counsel and Secretary. In November 1997, he was promoted to Executive Vice President. Prior to joining the Company and since 1990, he served as founder and President of the Law Offices of Patrick H. O’Neill, P.C.

Konrad H. Kober, age 44, was promoted to Senior Vice President and Chief Administration Officer in March 1999. In July 1990, he joined the Company as Assistant Vice President of Claims Review/Communications and was promoted in June 1994 to Vice President of Claims Administration.

Cynthia B. Koenig, age 46, joined the Company in March 1999 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1998, she held various finance positions at TIG Holdings, Inc. and its subsidiary, TIG Insurance Company, most recently Vice President-Controller and Chief Accounting Officer.

Option Values at Year End 2002

        The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers as of December 31, 2002. No options were granted to Named Executive Officers during the fiscal year ended December 31, 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick J. Mitchell	200,000	-	$ 56,250	-
Patrick H. O'Neill	160,000	-	$ 45,000	-
Konrad H. Kober	28,000	47,000	$ 21,000	-
Cynthia B. Koenig	28,000	47,000	$ 21,000	-

(1) Valued at $0.75 per share, the closing bid price per share of Common Stock on December 31, 2002.

Summary of Compensation

The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services in all capacities during each of the last three years by (1) the Company's Chief Executive Officer and (2) all other executive officers of the Company (collectively, the "Named Executive Officers"), for the year ended December 31, 2002.

					Long-Term Compensation Securities
Name and		Annual Compensation			Underlying	All Other
Principal Position	Year	Salary	Bonus	Other	Options	Compensation(1)
Patrick J. Mitchell(2)	2002	$400,000	$140,000	$ -	-	$ 67,419
Chairman of the Board and	2001	$400,000	$ 80,000	$ -	-	$ 2,550
Chief Executive Officer	2000	$400,500	$ 60,000	$ -	-	$ 221,853

Patrick H. O'Neill(3)	2002	$286,000	$ 75,075	$ -	-	$ 19,021
Executive Vice President,	2001	$286,000	$ 50,000	$ -	-	$ 14,987
General Counsel and Secretary	2000	$275,500	$ 45,000	$ -	-	$ 157,247

Konrad H. Kober(4)	2002	$165,000	$ 43,313	$ -	-	$ 2,595
Senior Vice President and	2001	$156,000	$ 35,000	$ -	-	$ 2,580
Chief Administration Officer	2000	$147,167	$ 25,000	$ 17,500	-	$ 2,400

Cynthia B. Koenig	2002	$165,000	$ 43,313	$ -	-	$ 3,375
Senior Vice President,	2001	$156,000	$ 35,000	$ -	-	$ 2,550
Chief Financial Officer and	2000	$150,500	$ 47,500	$ -	-	$ 1,649
Treasurer

(1)	Represents matching contributions of the Company credited to the named executive officers under the Company’s 401(k) benefit plan except as indicated in notes (2) and (3) below.

(2)	For 2000, all other compensation includes $219,453 for amounts accrued, but not paid, pursuant to certain provisions of Mr. Mitchell’s employment agreement dated September 15, 1998. On September 15, 2001, an aggregate amount of $619,634 was determined to be payable under these provisions, of which $400,181 was accrued prior to 2000, and such amount was paid in September 2002. For 2002, all other compensation includes $64,869, for interest paid on deferred payments pursuant to Mr. Mitchell’s employment agreement dated September 16, 2001.

(3)	For 2000, all other compensation includes $154,847 for amounts accrued, but not paid, pursuant to certain provisions of Mr. O’Neill’s employment agreement dated September 15, 1998. On September 15, 2001, an aggregate amount of $437,216 was determined to be payable under these provisions, of which $282,369 was accrued prior to 2000, and $109,304 was paid in 2001 and $327,912 was paid in 2002. For 2002 and 2001, all other compensation includes $15,940 and $11,781, respectively, for interest paid on deferred payments pursuant to Mr. O’Neill’s employment agreement dated September 16, 2001.

(4)	For 2000, other annual compensation includes organization membership fees of $17,500.

Employment Agreements

Mr.  Mitchell and Mr. O’Neill — The Company and its wholly-owned subsidiary, Ascent Management, Inc. (collectively, the “Company”) have entered into separate employment agreements dated December 18, 2002 with each of Patrick J. Mitchell and Patrick H. O’Neill (each, an “Executive” and collectively, the “Executives”), pursuant to which Mr. Mitchell is employed as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. O’Neill is employed as Executive Vice President, General Counsel, and Secretary of the Company (the “Employment Agreements”). The Company has agreed to employ each of the Executives for the period commencing on December 18, 2002 and ending on March 15, 2004.

        Mr.  Mitchell and Mr. O’Neill have base salaries of $400,000 and $300,000, respectively, and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each Executive is entitled to receive an annual cash bonus, determined by the Board of Directors of the Company or an Executive Committee thereof, payable at such time as similar bonuses are payable to senior management of the Company and its subsidiaries. The Executives are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program (“LTIP”), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

        If an Executive’s employment is terminated by reason of death, or “disability” (as defined in the Employment Agreements), such Executive, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, and (c) in the case of death, any other compensation and benefits including life insurance, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company and (d) in the case of disability, (i) continuation of the Executive’s health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Executive’s employment due to disability (or the Company shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

        If an Executive’s employment is terminated by the Company for “cause” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, and c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

        If an Executive’s employment is terminated by the Company “without cause” or for “good reason” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal in amount to 117% of the sum of (i) the Executive’s Base Salary (as defined in the Employment Agreements) and (ii) the highest of either the incentive bonus or annual bonus awarded to the Executive within five (5) years prior to the termination date; provided, however, if the Executive has received a Change in Control Payment prior to the date of termination, then the lump sum payment described immediately above shall not be due; (b) a lump sum payment of any base salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

        If an Executive’s employment is terminated “voluntarily” by the Executive (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

        If the Employment Agreement is allowed to “expire” (as defined in the Employment Agreements), such Executive will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

        In addition to any other payments to which the Executive may be entitled under the terms of this Agreement, the Corporation and AAI shall make a lump sum payment equal in amount to the sum of (a) 117% of the sum of (i) the Executive’s Base Salary (as provided for by Section 5.1 of this Agreement), and (ii) the highest of either the 2001 Annual Bonus, 2002 Annual Bonus, or any other annual or incentive bonus awarded to the Executive within five (5) years prior to the date of a Change in Control, and (b) Three Hundred Fifty Thousand Dollars ($350,000) and One-Hundred-Fifty-Thousand Dollars ($150,000) to Mr. Mitchell and Mr. O’Neill, respectively, within five (5) days following a Change of Control occurring during the Term of Employment (the “Change of Control Payment”). Notwithstanding the foregoing, the Executive shall be entitled to receive the Change of Control Payment as provided in the previous sentence if the Executive’s employment with the Corporation and AAI is terminated for any reason during the Term of Employment, but prior to the date on which a Change of Control occurs, if the Executive can reasonably demonstrate that such termination (i) was at the request or suggestion of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control.

        If any payment or distribution to the Executive by the Company or any subsidiary or affiliate would be subject to any “golden parachute payment” excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Executive without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

        If an Executive’s employment is terminated by the Company for cause or voluntarily by an Executive, for a period of twelve months from the termination date, such Executive shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Company or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company was actively soliciting on the relevant termination date, and with which the Executive had business contact while employed by the Company, or (ii) directly or indirectly induce or solicit any employees or agents of the Company or any affiliate to leave or terminate their employment or agency relationship with the Company.

Mr.  Kober and Ms. Koenig — The Company has also entered into separate employment agreements dated January 10, 2003 with each of Konrad H. Kober and Cynthia B. Koenig (each, an “Employee” and collectively, the “Employees”), pursuant to which Mr. Kober is employed as the Senior Vice President and Chief Administrative Officer of the Company and Ms. Koenig is employed as Senior Vice President, Chief Financial Officer and Treasurer of the Company (the “Employment Contracts”). The Company has agreed to employ each of the Employees for a period of two years commencing on January 10, 2003.

        Mr.  Kober and Ms. Koenig both have base salaries of $175,000 and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each Employee is entitled to receive an annual cash bonus, determined by the Board of Directors of the Company or an Executive Committee thereof, payable at such time as similar bonuses are payable to senior management of the Company and its subsidiaries. The Employees are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program (“LTIP”), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

        If an Employee’s employment is terminated by reason of death, or “disability” (as defined in the Employment Contracts), such Employee, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, and (c) in the case of death, any other compensation and benefits including life insurance, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company and (d) in the case of disability, (i) continuation of the Employee’s health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Employee’s employment due to disability (or the Company shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

        If an Employee’s employment is terminated by the Company for “cause” or “without cause” either prior to or more than one year after a Change in Control or by the Executive “voluntarily” (as defined in the Employment Contracts), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

        If an Employee’s employment is terminated by the Company “without cause” or for “good reason” within one year following the date of a Change in Control (as defined in the Employment Contracts), such Employee will be entitled to, among other things, (a) a lump sum payment equal in amount to 100% of the Employee’s Base Salary (as defined in the Employment Contracts) (b) a lump sum payment of any base salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date; and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

        If any payment or distribution to the Employee by the Company or any subsidiary or affiliate would be subject to any “golden parachute payment” excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Contract shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

        If an Employee’s employment is terminated by the Company for “cause” or by the Employee for “good reason” within one year following the date of a Change in Control (as defined in the Employment Contracts) for a period of twelve months from the termination date, such Employee shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Company or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company was actively soliciting on the relevant termination date, and with which the Employee had business contact while employed by the Company, or (ii) directly or indirectly induce or solicit any employees or agents of the Company or any affiliate to leave or terminate their employment or agency relationship with the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company’s Compensation Committee (the “Committee”) is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company’s compensation policies, approving executive officers’ salaries and bonuses and reviewing the salaries and bonuses of other senior management. The following report on compensation policies applicable to the Company’s executive officers, with respect to compensation reported for the year ended December 31, 2002, was prepared by the Committee.

Executive Compensation Philosophy and Policies

        The overriding objective of the Committee’s executive compensation policies is to attract and retain superior executives. The policies are also designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company’s financial performance; (2) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (3) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. For 2002, executive compensation consisted of the following components:

        Base salary — The minimum salary to which Mr. Mitchell and Mr. O’Neill were entitled for 2002 is specified in their respective employment agreements dated September 16, 2001 and is subject to annual review and increase when deemed appropriate by the Committee. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive’s salary or to recognize an increase in the executive’s responsibilities.

        Incentive Bonus — The employment agreements of Mr. Mitchell and Mr. O’Neill provide for an annual cash bonus to be awarded at the determination of the Committee. For 2002, cash bonuses for all officers of the Company and its subsidiaries, including the Named Executive Officers, were determined based upon individual performance and achievement of Company financial goals as evaluated by the Compensation Committee.

        Stock Options — Stock option awards are intended to retain and motivate executive officers to achieve superior market performance of the Company’s stock. On March 24, 1999, the Board adopted the Ascent Assurance, Inc. 1999 Stock Option Plan. No stock options were granted to Named Executive Officers during 2002.

        Section 162(m) of the Internal Revenue Code — Section 162(m) of the Internal Revenue Code (the “Code”), prevents publicly traded companies from receiving a tax deduction for compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Company did not award any compensation that is non-deductible under Section 162(m) of the Code during 2002. In the event that the Company determines to award compensation in an amount in excess of the amount, which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to qualify for exceptions available under Section 162(m).

Compensation of Chief Executive Officer

    Mr.  Mitchell’s employment with the Company is currently governed by an employment agreement entered into in December 2002 (see “Certain Information Regarding the Executive Officers – Employment Agreements”). The minimum salary to which Mr. Mitchell is entitled is specified in such Employment Agreement and is subject to annual review and increase when deemed appropriate by the Committee. In addition, the annual cash bonus and benefits, from long-term incentive plans, provided for under Mr. Mitchell’s agreement are determined by the Committee.

Submitted By the Compensation Committee

Paul E. Suckow         Michael A. Kramer        John H. Gutfreund

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002, the following directors, (none of whom was, or had been, an officer or employee of the Company or, any of its subsidiaries), served on the Company’s Compensation Committee: Paul E. Suckow, Michael A. Kramer, and John H. Gutfreund. There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2002.

STOCK OWNERSHIP

Principal Stockholders

        The following table sets forth as of, March 17, 2003, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

	Name and Address	Number Of Shares	Percent
	Credit Suisse First Boston, LLC[1] 11 Madison Avenue New York, New York 10010-3629	10,160,291	72.1%

1	Includes 3,215,350 common shares outstanding (representing 49.22% of the outstanding Common Stock) and 6,944,941 shares beneficially owned, through ownership of 33,896 shares of Convertible Preferred Stock, by Special Situations Holdings, Inc. — Westbridge, a wholly-owned subsidiary of Credit Suisse First Boston, LLC (“CSFB”). The Convertible Preferred Stock is 100% owned by CSFB and does not have voting rights with respect to the election of directors. The Convertible Preferred Stock may be converted into common stock at any time at a conversion price of $4.88 per common share.

Security Ownership of Directors and Executive Officers

        The following table sets forth as of March 17, 2003 (except for shares owned by executive officers through participation in the Company’s 401(k) Plan, which are as of February 28, 2003), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as director, each of the executive officers named in the table under “Summary of Compensation” and all executive officers and directors as a group. To the Company’s knowledge, each of the persons listed below has sole voting and investment power as to all shares indicated as owned by them.

Name	Number of Shares Owned	Percent
Patrick J. Mitchell[1]	227,486	*
Patrick H. O'Neill[2]	181,543	*
Konrad H. Kober[3]	62,884	*
Cynthia B. Koenig[4]	87,178	*
Alan H. Freudenstein[6]	-	*
John H. Gutfreund[5]	42,500	*
Richard H. Hershman[5]	22,500	*
George R. Hornig[6]	-	*
Michael A. Kramer[5]	22,500	*
Robert A. Peiser[5]	22,500	*
James K. Steen[5]	22,500	*
Paul E. Suckow[5]	22,500	*
All executive officers and directors as a group	714,091	5.1%

1	Includes 200,000 shares that may be acquired with currently exercisable stock options and 8,636 shares held in the Company's 401(k) plan.

2	Includes 160,000 shares that may be acquired with currently exercisable stock options and 7,893 shares held in the Company's 401(k) plan.

3	Includes 28,000 shares that may be acquired with currently exercisable stock options and 28,000 shares that may be acquired with stock options exercisable within 60 days of March 17, 2003 and 6,884 shares held in the Company's 401(k) plan.

4	Includes 28,000 shares that may be acquired with currently exercisable stock options and 28,000 shares that may be acquired with stock options exercisable within 60 days of March 17, 2003 and 6,678 shares held in the Company's 401(k) plan.

5	Includes 22,500 shares that may be acquired with currently exercisable stock options.

6	Mr. Hornig and Mr. Freudenstein are current nominees for director and are employees of Credit Suisse First Boston, LLC. Mr. Freudenstein is also a Vice President of Credit Suisse First Boston Management Corporation and Special Situations Holdings, Inc. - Westbridge (see "Stock Ownership-Principal Stockholders" and "Certain Transactions and Relationships").

* Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2002, the Company’s directors, executive officers and greater-than-10% stockholders complied with the foregoing requirements.

PERFORMANCE GRAPH

        The following line graph demonstrates the performance of the cumulative total return to the holders of the Company’s Common Stock in comparison to the cumulative total return on the Russell 2000 Index and with the SNL <$250M Insurance Asset-Size Index for the period commencing May 28, 1999 (the date the Company’s new Common Stock began trading on the OTC Bulletin Board after its emergence from Chapter 11 reorganization proceedings on March 24, 1999) through December 31, 2002.

Graph Data

	Period Ending
Index	05/28/99	12/31/99	12/31/00	12/31/01	12/31/02
Ascent Assurance, Inc.	100.00	50.89	28.57	17.14	21.43
Russell 2000	100.00	110.96	107.60	110.28	87.69
SNL<$250M Insurance Asset-Size Index	100.00	93.30	83.34	101.25	123.70

Source: SNL Securities

CERTAIN TRANSACTIONS AND RELATIONSHIPS

On April 17, 2001, Ascent received debt financing of $11 million from a loan made by Credit Suisse First Boston Management Corporation, a wholly-owned subsidiary of CSFB and an affiliate of Special Situations Holdings, Inc. – Westbridge, Ascent’s largest stockholder (“see “Stock Ownership”). The credit agreement relating to that loan provided Ascent with total loan commitments of $11 million (all of which were drawn). The loan bears interest at a rate of 12% per annum and matures in April 2004. Absent an event of default, the Company may elect to pay interest in kind by issuance of additional notes. The credit agreement relating to the loan provides for a facility fee of $1.5 million which is payable upon maturity or upon a Change in Control, as defined. Ascent’s obligations are secured, pursuant to a guarantee and security agreement and pledge agreements, by substantially all of the assets of Ascent and its subsidiaries (excluding the capital stock and the assets of certain subsidiaries, some or all of which are pledged as collateral for certain receivables financing agreements). Ascent’s subsidiaries (other than those pledged as collateral for the aforementioned receivables financing agreements) have also guaranteed Ascent’s obligations under the credit agreement and the loan. The Board of Directors obtained an opinion from Houlihan Lokey Howard and Zukin Financial Advisors, Inc. that the terms of the loan are fair to the Company from a financial point of view. During 2001 and 2002, Ascent elected to pay all interest in kind through the issuance of additional notes. As of December 31, 2002 the outstanding loan balance was approximately $13.5 million. Mr. Hornig and Mr. Freudenstein, current nominees for director, are employees of CSFB. In addition, Mr. Freudenstein is a Vice President of Credit Suisse First Boston Management Corporation and Special Situations Holdings, Inc. – Westbridge.

REPORT OF THE AUDIT COMMITTEE

        For 2002, the Audit Committee of the Board was composed of three independent directors (based upon the definition of independence per Rule 4200 (a)(14) of the NASD’s listing standards). The Audit Committee operates under a written charter adopted by the Board. The Committee met and held discussions with management and the independent accountants regarding audit plans and results. Management has the primary responsibility for the Company’s systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

        The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with the auditors the auditors’ independence.

        Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Richard H. Hershman        James K. Steen        Robert A. Peiser

PRINCIPAL ACCOUNTING FIRM FEES

Effective October 2, 2002, the Company dismissed PricewaterhouseCoopers, LLP as its independent accountant and engaged Ernst & Young, LLP as the accountant for the Company for the fiscal year ended December 31, 2002. Further information relating to this change in accountants is included in the section entitled “Changes in Principal Accounting Firm.”

Audit Fees

        The aggregate fees for audit services of the Company’s principal accounting firm, Ernst & Young, LLP, for the annual 2002 audit, review of interim financial statements and statutory audits required by state insurance departments were $266,000. For the 2001 annual audit, review of interim financial statements and statutory audits required by state insurance departments, aggregate fees billed by PricewaterhouseCoopers, LLP were $290,800. Fees billed by PricewaterhouseCoopers, LLP for review of the Company’s first and second quarter 2002 financial statements were $17,000.

Audit Related Fees

        For fiscal 2002 services, fees for audit related services of Ernst & Young, LLP were $10,000 for benefit plan audits. For fiscal 2001 services, fees for audit related services of PricewaterhouseCoopers, LLP were $37,500 for audit transition services and $9,500 for benefit plan audits.

Information Systems Design and Implementation Fees

        The Company’s principal accounting firms did not provide any information systems design or implementation services during 2002 or 2001.

All Other Fees

        For 2002, fees for all other services not included above of Ernst & Young, LLP related to agreed upon procedures and totaled $25,000. Fees for non-audit services billed by PricewaterhouseCoopers, LLP related to tax consultation and process reviews and totaled $16,600 for 2002 and $47,100 for 2001.

CHANGE IN PRINCIPAL ACCOUNTING FIRM

        Effective October 2, 2002, Ascent dismissed PricewaterhouseCoopers, LLP (“PwC”) as its independent accountant and engaged Ernst & Young, LLP (“E&Y”) as the independent accountant for the Company for the fiscal year ending December 31, 2002. The decision to change accountants was recommended by the Company’s Audit Committee and approved by its Board of Directors.

        The reports of PwC on the consolidated financial statements of Ascent Assurance, Inc. as of and for the years ended December 31, 2001 and December 31, 2000 contained no adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During such periods and through October 2, 2002:

(i)

there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter thereof in connection with its report, except as discussed in the following paragraph.

PwC’s Report to the Audit Committee of the Board of Directors dated November 1, 2001 characterized as a disagreement certain discussions and correspondence in March 2001 between PwC and the Company, including the Audit Committee of the Board of Directors, regarding the Company’s deferred tax asset valuation allowance as of December 31, 2000. These discussions and correspondence focused on whether the Company’s preliminary deferred tax asset valuation allowance reduced the Company’s net deferred tax asset at December 31, 2000 to an amount more likely than not to be realized as required by paragraph 17(e) of Statement of Financial Accounting Standards 109. The Company recorded a 100% valuation allowance to reduce its net deferred tax asset to zero in its December 31, 2000 consolidated financial statements, which resolved this matter to PwC’s satisfaction.

(ii)

PwC did not advise the Company of any of the reportable events listed in paragraph (A) through (D) of Registration S-K Item 304 (a)(1)(v), except that, in PwC’s Report to the Audit Committee of the Board of Directors and Management Letter to the Board of Directors, both dated November 1, 2001 and related to its December 31, 2000 audit, PwC communicated the following matter which it considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants. PwC also discussed this matter with the Audit Committee of the Board of Directors at its March 2001 meeting.

In late March 2000, the home offices of the Company were struck by a tornado. In May 2000, the Company completed its conversion to a new policy/claims administration system. During 2000, due in part to the system conversion, the tornado down time as well as related processing difficulties, a significant backlog of open claims developed in the claims processing area. Management, with the assistance of additional resources hired specifically for this purpose, worked to alleviate the backlog commencing in the summer of 2000 and eliminated the backlog by the end of the first quarter of 2001. Reserve estimation methods used during 2000 considered the impact of claims administration practices; however, the decrease in the rate of claims payment and claim file closure resulting from this backlog limited the usefulness of the historical loss development information accumulated by the Company for reserve estimation purposes. PwC recommended monitoring controls surrounding the identification of changes in claims payment patterns be strengthened to enable management to effectively estimate the related impact on the reserve estimation process. Ascent’s Audit Committee discussed the nature of this reportable condition with PwC and directed that the recommendation in PwC’s November 1, 2001 letter be implemented. During the course of 2001, management enhanced monitoring controls over claim payment patterns.

        The Company has authorized PwC to respond fully to the inquiries of E&Y regarding the above matters.

        The Company requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained in this Item 4. A copy of PwC’s letter to the Commission dated October 8, 2002 is attached to this Proxy as Exhibit A.

PROPOSALS OF STOCKHOLDERS

        Proposals that stockholders wish to include in the Company’s proxy materials, relating to the 2004 Annual Meeting of Stockholders of the Company, must be received by the Company no later than December 6, 2003. If a stockholder proposal is not received by the Company on or before February 19, 2004, the persons named in the proxies solicited by the Board for that Meeting may exercise discretionary voting power with respect to that proposal.

OTHER MATTERS

        The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgement of the person acting under the proxy.

        One or more representatives of Ernst & Young, LLP will be present at the Meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee will make its recommendation to the Board as to the selection of independent accountants for the year ended December 31, 2003 by September 2003.

        A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

/s/Patrick H. O'Neill
Patrick H. O'Neill Executive Vice President, General Counsel and Secretary

EXHIBIT A

(PricewaterhouseCoopers, LLP letterhead)

October 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20529

Commissioners:

We have read the statements made by Ascent Assurance, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated October2, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP